Exhibit 10.15

MOMENTUS INC.

DIRECTOR COMPENSATION POLICY

(Adopted and approved on August 12, 2021
and effective as of the consummation of the Company’s business combination)

Each member of the Board of Directors (the “Board”) of Momentus Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Outside Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the date set forth above (the “Effective Date”). The compensation for our Security Director and for service on the Security Committee of the Board, so long as such positions exist, shall not be specified in this Director Compensation Policy.

The Director Compensation Policy will become effective upon the Effective Date. The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Outside Director will receive the cash compensation set forth below for service on the Board.  The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Outside Director provided in such quarter.

1. Annual Board Member Service Retainer:

a.	All Outside Directors: $100,000.

b.	Outside Director serving as Chairperson: $60,000 (in addition to above).

c.	Outside Director serving as Lead Independent Director: $30,000 (in addition to above).

2. Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $20,000.

b.	Member of the Compensation Committee: $15,000.

c.	Member of the Disclosure Committee: $15,000.

d.	Member of the Nominating and Corporate Governance Committee: $10,000.

3.	Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):

a.	Chairperson of the Audit Committee: $30,000.

b.	Chairperson of the Compensation Committee: $22,500.

c.	Chairperson of the Disclosure Committee: $22,500.

d.	Chairperson of the Nominating and Corporate Governance Committee: $15,000.

Equity Compensation

Equity awards will be granted under the Company’s 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

1.	Automatic Equity Grants. Annual and initial grants made on or after the annual meeting of the Company’s stockholders (the “Annual Meeting”) during 2022 (the “2022 Annual Meeting”) shall be made as follows:

a.	Annual Grant for Continuing Outside Directors. Without any further action of the Board, at the close of business on the date of each Annual Meeting beginning with the 2022 Annual Meeting, each continuing Outside Director shall be granted a restricted stock unit award (“RSU Award”) under the Plan covering shares (“Shares”) of the Company’s Common Stock (as defined in the Plan) having an RSU Value (as defined below) of $250,000 (a “Continuing Director Annual RSU Award”); provided that the number of Shares covered by each Continuing Director Annual RSU Award will be rounded down to the nearest whole Share. Each Continuing Director Annual RSU Award shall vest on the earlier of (i) the day before the next Annual Meeting or (ii) the one-year anniversary of the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through such vesting date.

b.	Annual Grant for New Outside Directors. Without any further action of the Board, each person who, on or after the 2022 Annual Meeting, is elected or appointed for the first time to be an Outside Director will automatically, upon the date of his or her initial election or appointment to be an Outside Director, be granted a RSU Award under the Plan covering Shares having an RSU Value of $250,000, pro-rated based on the number of full months that are expected to lapse between the Outside Director’s appointment to the Board and the next Annual Meeting (a “New Director Annual RSU Award”); provided that the number of Shares covered by each New Director Annual RSU Award will be rounded down to the nearest whole Share. Each New Director Annual RSU Award shall vest in full on the day before the next Annual Meeting, subject to the Outside Director’s continued service as a member of the Board through such date.

c.	Initial Grant for New Outside Directors. Without any further action of the Board, each person who, on or after the 2022 Annual Meeting, is elected or appointed for the first time to be an Outside Director will automatically, upon the date of his or her initial election or appointment to be an Outside Director, be granted, in addition to the New Director Annual RSU Award, a RSU Award under the Plan covering Shares having an RSU Value of $350,000 (a “New Director Initial RSU Award”); provided that the number of Shares covered by each New Director Initial RSU Award will be rounded down to the nearest whole Share. Each New Director Initial RSU Award shall vest in equal yearly installments over the 3-year period following the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.

2.	Transitional RSU Grants. Prior to the 2022 Annual Meeting, in lieu of the restricted stock unit awards provided in Section 1 above, there shall be transitional restricted stock unit awards (the “Transitional RSU Awards”) granted upon the following terms:

a.	One-Time Transitional Initial Grant for Outside Directors. Outside Directors who serve on or after the Effective Date (but before the 2022 Annual Meeting) shall be granted a Transitional RSU Award under the Plan covering Shares having an RSU Value of $350,000 (a “Transitional Initial RSU Award”); provided that the number of Shares covered by each Transitional Initial RSU Award will be rounded down to the nearest whole Share. Each Transitional Initial RSU Award shall vest in equal yearly installments over the 3-year period from the date the Outside Director was initially elected or appointed, if initially elected or appointed on or after the Effective Date, or from the Effective Date, if initially elected or appointed prior to the Effective Date, subject to the Outside Director’s continued service as a member of the Board through each such vesting date.

b.	One-Time Transitional Annual Grant for Outside Directors. All Outside Directors who serve on or after the Effective Date (but before the 2022 Annual Meeting) shall be granted a Transitional RSU Award under the Plan covering Shares having an RSU Value equal to approximately $250,000 x (the number of whole months from the later of (i) the Effective Date and (ii) the Outside Director’s election or appointment to the Board, until June 1, 2022, divided by 12) (a “Transitional Annual RSU Award”); provided that the number of Shares covered by each Transitional Annual RSU Award will be rounded down to the nearest whole Share. For example, if the Effective Date is in August 2021 (and after August 1, 2021) and an Outside Director is appointed on the Effective Date, the RSU Value would be $250,000 x 9/12 = $187,500. The Transitional Annual RSU Award shall vest on the earlier to occur of June 1, 2022 or the day before the 2022 Annual Meeting, subject to the applicable Outside Director’s continued service as a member of the Board through such vesting date.

c.	Grant Date and Vesting Start Date. Without any further action on the Board, the Transitional RSU Awards shall be granted on the latest to occur of (i) the Outside Director’s election or appointment to the Board, (ii) the Effective Date, and (iii) the effectiveness of the Company’s registration statement for the Shares subject to the Plan. However, the Transitional RSU Awards shall vest on the schedules described in 2(a) and 2(b) above, regardless of when they are granted.

3.	Change in Control. All vesting is subject to the Outside Director’s continued service as a member of the Board through each applicable vesting date. Notwithstanding the foregoing, if an Outside Director remains in continuous service as a member of the Board until immediately prior to the: (a) the Outside Director’s death, (b) the Outside Director’s “Disability” (as defined in the Plan) or (c) the closing of a “Change in Control” (as defined in the Plan) (each an “Acceleration Event”), any unvested portion of any RSU Award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the applicable Acceleration Event.

4.	Calculation of RSU Value. The “RSU Value” of a RSU Award to be granted under this policy will equal the number of Shares subject to the restricted stock unit award multiplied by the closing price of a Share on the grant date, or if the grant date is not a trading day, the closing price of a Share on the trading day immediately prior to the grant date.

5.	Remaining Terms. The remaining terms and conditions of each RSU Award granted under this policy will be as set forth in the Plan and the Company’s standard form of RSU Award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

6.	Option Grants in Lieu of RSU Awards. To avoid adverse tax consequences in the case of Outside Directors who do not reside in the United States, at the sole discretion of the Board, any RSU Award to be granted under this policy may instead be granted in the form of a non-statutory stock option under the Plan (an “Option Award”) covering such number of Shares that result in such Option Award having an Option Value equal to the RSU Value of the RSU Award that such Option Award is intended to replace. The Option Value of an Option Award will equal its grant date value calculated in accordance with the Black-Scholes option valuation methodology. Each Option Award will have a term of ten years from the date of grant and an exercise price per Share equal to the closing price of a Share on the grant date, or if the grant date is not a trading day, the closing price of a Share on the trading day immediately prior to the grant date. All other terms and conditions that apply to RSU Awards under this policy will apply to Option Awards.

Deferral of Cash Retainers and Equity Grants

Upon the approval of the Company, prior to a cash retainer being earned, upon election by an Outside Director in a form and within the timeframe prescribed by the Company, an Outside Director may elect to defer such cash retainer into fully-vested deferred stock units (“DSUs”) of the Company, which will be granted after such retainer is earned. DSUs are held as stock units, but are settled in Shares upon the earlier of: (1) the date chosen on the election form, and (2) the “separation from service” (as defined in Treasury Regulation Section 1.409A-3(a)(1)) of the Outside Director. In addition, an Outside Director may elect in a form and within the timeframe prescribed by the Company to defer restricted stock units into DSUs with a settlement date that occurs at least three years after the restricted stock units have fully vested and up to the time the Outside Director has a “separation from service.” All deferral elections to DSUs must comply with Section 409A of the Code, the Treasury Regulations and other official guidance thereunder.

Expenses

The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings, provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.